CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1, of our report dated February 4, 2011, relating to the financial statements of SCG Financial Acquisition Corp. (a corporation in the development stage) and to the reference to our Firm under the caption “Experts” in the Prospectus.

/S/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
February 4, 2011